Exhibit 10.8

Execution Copy

Share Pledge Agreement

THIS SHARE PLEDGE AGREEMENT (this “Agreement”) is made on September 3, 2007, in Shanghai, the People’s Republic of China, by and among:

Party A (the “Pledgee”):

Shanghai Fuzhou Investment Consulting Co., Ltd.

Legal address: 9th Floor, Jinsui Mansion, No. 379 South Pudong Road Pudong

New Area, Shanghai 200120, China

Party B (the “Pledgor”):

Name	Address	ID Number

WANG Jingbo	Room 101, No. 13, Lane 666, Longdong Avenue, Pudong New District, Shanghai, PRC	510102197206082866

YIN Zhe	Room 301, No. 7, Lane 839, Yunshan Road, Pudong New District, Shanghai, PRC	310106197411053210

ZHANG Xinjun	No. 22, Lane 242, Tiantong Road, Hongkou District, Shanghai, PRC	310109197412220825

WEI Yan	Room 501, No. 36, Lane 199, Biyun Road, Pudong New District, Shanghai, PRC	512323197702050024

HE Boquan	Room 13-15, 32nd Floor, No. 183-187 Daduhui Plaza, North Tianhe Road, Tianhe District, Guangzhou City, Guangdong Province, PRC	442000601107545

YAN Qianghua	Room 505-506, No. 22, Lane 2185, YAN Qianghua North Zhongshan Road, Putuo District, Shanghai, PRC	310107195601070844

In this Agreement, Party A and Party B are referred to collectively as the “Parties”, individually the “Party”; WANG Jingbo, YIN Zhe, ZHANG Xinjun, WEI Yan, HE Boquan and YAN Qianghua are referred to collectively as Party B.

Execution copy

WHEREAS:

(1)	Party A is a wholly foreign owned enterprise legally incorporated and validly existing under the laws of the People’s Republic of China with full status as an entity incorporated;

(2)	Each of WANG Jingbo, YIN Zhe, ZHANG Xinjun, WEI Yan, HE Boquan and YAN Qianghua owns, respectively, 46%, 12%, 4%, 3%, 25% and 10% of the registered capital of Shanghai Noah Investment Management Co., Ltd. (the “Company”);

(3)	In connection with signing this Agreement, the Parties will also enter into a certain exclusive purchase agreement, according to which Party B agrees to grant to Party A or any entity or individual designated by Party A an irrevocable and exclusive right to purchase, directly or indirectly, all or part of the shares of the Company owned by it;

(4)	In connection with signing this Agreement, Party A will enter into a certain exclusive support and service agreement, whereby Party A agrees to provide on exclusive basis support and services to the Company, and the Company will pay service fees to Party A; and

(5)	To ensure performance by Party B and the Company of any and all of its obligations under the Exclusive Purchase Agreement and the Exclusive Support and Services Agreement, respectively, Party B agrees to pledge all shares of the Company owned by it in favor of Party A.

NOW, THEREFORE, with consideration of the foregoing and mutual promises and agreements of the Parties, the Parties agree as follows:

I.	Share Pledge

1.	As security for the performance by Party B and the Company of any and all of its obligations under the Exclusive Purchase Agreement and the Exclusive Support and Services Agreement, respectively, Party B agrees to pledge all shares of the Company owned by it (including all shares of the Company obtained by Party B now and in the future, and all derivative interests relating to the shares of the Company owned by Party B now and in the future, including without limitation the agreements provided under Clauses 2.13 and 2.14) in favor of Party A (the “Pledged Shares”).

2.	Without written consent of Party A, Party B may not transfer the Pledged Shares to any other party.

3.	Perfection of the pledge: within three business days after the date of this Agreement and the date of any subsequent change to the Pledged Shares (including without limitation increase of share capital), Party B shall cause the Company to record the particulars relating to the share pledge contemplated hereunder on the register of members of the Company, and such pledge shall be effective as of the date on which the Pledged shares are recorded on the register of members of the Company. Party B shall cause the Company to have its register of members under maintenance of Party A.

Execution copy

II.	Representations and Warranties of Party B

1.	All reports, documents and information provided by Party B to Party A before, at and after the date of this Agreement in respect of the Pledgor and all matters required under this Agreement are true and correct in all material aspects at of the date of this Agreement.

2.	Upon signing this Agreement, Party B is the sole legal owner of the Pledged Shares, which ownership is free from any dispute, and Party is entitled to dispose all or any part of the Pledged Shares.

3.	The Pledged Shares may be legally pledged and transferred, and Party B has sufficient rights and powers to pledge the Pledged Shares in favor of Party A under this Agreement.

4.	Except the pledge provided hereunder, Party B has not and, without Party A’s prior written consent, will not impose any other pledge or encumbrance on the Pledged Shares.

5.	Party B shall be responsible for recording the share pledge arrangement contemplated hereunder (the “Share Pledge”) on the register of members of the Company on the date of this Agreement.

6.	Execution, delivery and performance of this Agreement will not violate or conflict with all laws then applicable to Party B, or any of the agreements to which Party B is a party or is binding upon its assets, or any court judgments, arbitration awards, or administrative orders.

7.	Party A may dispose the Pledged Shares as provided under this Agreement.

8.	Without prior written consent of Party A, Party B may not transfer the Pledged Shares.

9.	Party B shall be in compliance with all laws and regulations applicable to the Share Pledge, deliver to Party A all notices, orders or comments relating to the Share Pledge issued or prepared from relevant agencies within five days upon its receipt of the same and, at reasonable request or consent of Party A, comply with such notices, orders or comments.

10.	Upon occurrence of any actions, arbitrations or other claims which may have adverse effect on the interests of Party B or Party A under the Exclusive Purchase Agreement and this Agreement or the Pledged Shares, Party B warrants to promptly notify Party A of such occurrence and, at reasonable request of Party A, take all measures necessary to safeguard Party A’s rights and interests upon the Pledged Shares.

11.	During the term of this Agreement, Party A will not be liable for any impairment of the Pledged Shares, and Party B may not make any claim or request against Party A for such impairment, unless it is directly caused by Party A’s willful conduct or material negligence.

12.	With prior written consent of Party A, Party B may increase the share capital of the Company, provided that the share capital so increased will form part of the pledge contemplated hereunder.

13.	With prior written consent of Party A, Party B may be entitled to dividend distributable from the Pledge Shares. Such dividends shall be deposited into an account designated by Party A, under custody of Party A and form part of the pledge contemplated hereunder.

Execution copy

14.	Party B shall notify Party A immediately of any occurrence which affects Party A’s rights and interests upon the pledge or Party B’s warranties or other obligations under this Agreement.

15.	Party B has not and, without written consent of Party A, will not make any borrowing, provide any security, purchase or sell any material assets, or take any other action which may have material effect upon the assets conditions of the Company.

16.	Party B warrants that Party A’s rights and interests upon the pledge provided under this Agreement will not be interfered or damaged by Party B, or its successor, representative or any other party.

17.	Each of the Pledgors agrees to be jointly and severally liable to Party A for any default by any other Pledgors. Upon occurrence of any default event, Party A may dispose any of the Pledged Shares of any Pledgor as provided under this Agreement.

18.	Party B will make best efforts to take any actions and sign any documents deemed necessary to consummate this Agreement by Party A in good faith.

19.	Party B hereby expressly waive any of the rights it may have under the laws of the PRC which may affect Party A’s rights and interests upon the pledge under this Agreement (including without limitation any right of first refusal, right of subrogation or right of prior consent).

20.	Party B warrants to comply and perform all undertakings, covenants, agreements, representations and terms of this Agreement. If Party B defaults or fail to perform this Agreement in whole, Party A may hold Party B liable for any loss arising from such default or failure.

21.	All of the warranties provided by Party B under Clause II are subject to applicable laws and regulations of the PRC. If any conflict occurs between any of Party B’s warranties and the laws and regulations of the PRC, such warranty shall be null and void, for which Party B will not be held liable.

III.	Perfection of the Pledge

1.	The Parties agree that during the term of the Agreement, if Party A incurs any losses, damages or expenses due to breach of its obligations under the Exclusive Support and Services Agreement by the Company or breach of its obligations under the Exclusive Purchase Agreement by Party B, Party A may sell by way of discount or auction, or dispose the Pledged Shares under this Agreement, the proceeds from which will be preferentially paid to Party A. Party A will not be liable for any loss arising from its reasonable exercise of such rights and powers.

2.	Any expenses reasonably incurred in connection with Party A’s exercise of any or all rights and powers provided under the preceding paragraph shall be paid by Party B, which expenses may be set off from such payments entitled to Party A through its exercise of its rights and powers.

Execution copy

3.	Party B may not impose any obstacle in Party A’s exercise of the rights and interests upon the pledge provided hereunder, and shall provide active cooperation to ensure smooth perfection of such rights by Party A.

4.	Party A shall notify Party B three business days in advance in writing of its exercise of rights and interests upon the pledge provided hereunder.

5.	Any payments receivable by Party A from its rights and powers shall be applied in the following order:

a.	Firstly, to pay any and all expenses arising from the disposal of the pledge and Party A’s exercise of its rights and powers (including attorney’s fees and agent’s commissions);

b.	Secondly, to pay any taxes payable in connection with the disposal of the pledge; and

c.	Thirdly, to pay any debts secured by Party A;

Any balance of such payment after the foregoing applications shall be returned to Party B or provided to any other person entitled to such payment under relevant laws and regulations or to the notary public at the place of Party A (any expenses relating thereof shall be paid by Party B);

6.	The Pledgee may elect to exercise remedies available to it at once or from time to time. The Pledgee may sell by auction or dispose the pledge under this Agreement without prior exercise of any remedies available to it.

IV.	Transfer of the Rights and Obligations

1.	Without prior consent of Party A, Party B may not transfer or delegate any of its rights and obligations under this Agreement to any other party.

2.	Party A may transfer all or part of its rights and obligations under this Agreement to any third party at any time. Under such circumstance, such third party will have the rights and obligations under this Agreement as if it is a party hereto. At the request of Party A, Party B shall sign any agreements and/or documents relating to such transfer.

V.	Effect and Term

1.	This Agreement shall be effective upon signature or affixture of seals by the Parties and recording of the Share Pledge on the register of members.

2.	The term of the Share Pledge under this Agreement shall be the same with the term of Exclusive Purchase Agreement.

VI.	Notices

Unless otherwise advised in writing, all notices relating to this Agreement shall be given to the following addresses and deemed duly given, if by registered mail, on the date shown on its

Execution copy

return receipt; if by person, on the date when it is delivered; if by fax, on the date shown on the confirmation of its receipt, provided that it shall be followed by delivery of the original notice by person or registered mail to the following addresses:

If to Party A:	Shanghai Fuzhou Investment Consulting Co., Ltd. Legal address: 9th Floor, Jinsui Mansion, No. 379 South Pudong Road Pudong New Area, Shanghai 200120, China Attention: WANG Jingbo Fax: 021-68869611

If to Party B:

Name	Address	Fax

WANG Jingbo	Room 101, No. 13, Lane 666, Longdong Avenue, Pudong New District, Shanghai, PRC, 201204	021-68869611

YIN Zhe	Room 301, No. 7, Lane 839, Yunshan Road, Pudong New District, Shanghai, PRC, 200135	021-68869611

ZHANG Xinjun	No. 22, Lane 242, Tiantong Road, Hongkou District, Shanghai, PRC, 200122	021-68869611

WEI Yan	Room 501, No. 36, Lane 199, Biyun Road, Pudong New District, Shanghai, PRC, 200135	021-68869611

HE Boquan	Room 13-15, 32nd Floor, No. 183-187 Daduhui Plaza, North Tianhe Road, Tianhe District, Guangzhou City, Guangdong Province, PRC, 510075	021-68869611

YAN Qianghua	Room 505-506, No. 22, Lane 2185, YAN Qianghua North Zhongshan Road, Putuo District, Shanghai, PRC, 200063	021-68869611

VII.	Governing Laws and Dispute Resolutions

1.	The effect, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

2.	Any dispute arising from performance of or in connection with this Agreement shall be resolved through negotiations of the Parties or, if such negotiations fail within thirty days, may be submitted by any Party to China International Economic and Trade Arbitration Commission (“CIETAC”), Shanghai Sub-Commission, for arbitration by three arbitrators appointed according to the rules of CIETAC. The arbitration award is conclusive and binding upon each Party.

Execution copy

VIII.	Miscellaneous

1.	Any expenses relating to the execution, delivery and performance of this Agreement, including without limitation attorney’s fees and other expenses, if any, relating to the Share Pledge, shall be paid by Party A.

2.	The rights and obligations of the Parties under this Agreement shall be succeeded by their respective successors, as if they are a party hereto.

3.	Any change and supplement to this Agreement shall be separately agreed in writing by the Parties.

4.	This Agreement shall be read and understood in conjunction with the Exclusive Purchase Agreement and the Exclusive Support and Services Agreement. In the event of any doubts, this Agreement shall be interpreted with reference to the Exclusive Purchase Agreement and the Exclusive Support and Services Agreement.

5.	This Agreement is valid by itself, and will not become invalid due to the whole or partial invalidity of the Exclusive Purchase Agreement and the Exclusive Support and Services Agreement.

6.	This Agreement is made in Chinese in three originals, and each Party shall hold one copy. Each original copy has the same legal effect. Each Party may produce any number of counterparts of this Agreement as it deems necessary.

[Remaining of the page intentionally left blank]

Execution copy

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Party A: the Pledgee

/s/ Shanghai Fuzhou Investment Consulting Co., Ltd.

Party B: the Pledgor

/s/ WANG Jingbo

/s/ YIN Zhe

/s/ ZHANG Xinjun

/s/ WEI Yan

/s/ HE Boquan

/s/ YAN Qianghua